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Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

                  CONTACT:        William L. Hiott, Jr.
                  TELEPHONE:      (843) 724-1500
                  DATE:           November 19, 2008
                                                              FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

      The Bank of South Carolina Corporation Opts out of the Troubled Asset
                             Relief Program (TARP)

Charleston, SC - The US Treasury and Federal banking regulators say as many as eighteen hundred publicly held institutions could apply in the next few weeks for government investments as a part of the $700 billion Treasury's Troubled Asset Relief Program (TARP). This program is designed to assist banks with needed liquidity and capital so that they may resume meeting the banking needs of borrowers and depositors.

The Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company of The Bank of South Carolina, elected to opt out of the Troubled Asset Relief Program
(TARP) because its financial health does not necessitate any government investment. The Bank is sufficiently liquid and capitalized with strong asset quality and earnings. All of these factors allow The Bank of South Carolina to continue as normal: making loans, receiving deposits and providing banking service to the community.

Hugh C. Lane, Jr., President and Chief Executive Officer stated: "The Bank of South Carolina is electing not to participate in the Treasury's TARP. For twenty-one years, The Bank of South Carolina has followed the critically important fundamentals of banking, priding itself on wise investment strategies, valuable asset quality and a strong liquidity position. Because of these fundamentally sound banking practices it is unnecessary for The Bank of South Carolina to participate in TARP."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South
                                                  --------------
Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Alternate Display Facility, Archipelago Stock Exchange, Automated Trading Desk, Citadel Derivative Group, LLC, Citigroup Global Markets, Inc., Hill, Thompson, Magid and Company, Howe Barnes Investments, Hudson Securities, Inc., JJB Hilliard WL Lyons, Knight Equity Markets, LP, Merrill Lynch, Monroe Securities Inc., Morgan Keegan & Company, Inc., Nasdaq Execution Services, LLC, Sandler O'Neill & Partners, Scott & Stringfellow, Inc., Stern, Agee & Leach, Inc., Susquehanna Financial Group, LLLP, Susquehanna Financial Group and USB Securities, LLC.

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